EXHIBIT 23.1
Consent of Jaspers + Hall, PC, Independent Registered Public Accounting Firm
We consent to the incorporation in the Registration Statement (Form S-1) pertaining to Stinger Systems, Inc. of our report dated April 19, 2005, with respect to the financial statements of Electronic Defense Technology, LLC included in the Stinger Systems, Inc. Registration Statement (Form S-1 No. 333-122583) filed with the Securities and Exchange Commission on November 14, 2005. We also consent to the reference to us and our report dated April 19, 2005 under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/Jaspers + Hall, PC
Denver, Colorado
August 28, 2007